                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                             (Amendment No. ______)*


                              Netspeak Corporation
                              --------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    64115D109
                                    ---------
                                 (CUSIP Number)


                                December 31, 1999
             (Date of Event Which requires Filing of this Statement)


        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


                                [X] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 Pages

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-------------------                                            -----------------
CUSIP No. 64115D109                                            Page 2 of 4 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Howard Capital Management
---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]
                                                                         (b) [ ]
           Not Applicable
---------- ---------------------------------------------------------------------
    3      SEC USE ONLY
---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
--------------------- --------- ------------------------------------------------
                         5      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------

     NUMBER OF           6      SHARED VOTING POWER
       SHARES
    BENEFICIALLY
                                284,200
                      --------- ------------------------------------------------
      OWNED BY           7      SOLE DISPOSITIVE POWER
        EACH
     REPORTING                  0
       PERSON
        WITH          --------- ------------------------------------------------
                         8      SHARED DISPOSITIVE POWER

                                736,775
---------- ---------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           736,775
---------- ---------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                                 [ ]

           Not Applicable
---------- ---------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.7%
---------- ---------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           IA

---------- ---------------------------------------------------------------------


                               Page 2 of 4 Pages

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Item 1(a):          Name of Issuer:
----------          ---------------
                    Netspeak Corporation

Item 1(b):          Address of Issuer's Principal Executive Offices:
----------          ------------------------------------------------
                    902 Clint Moore Road, Suite 104
                    Boca Raton, Florida 33487

Item 2(a):          Name of Person Filing:
----------          ----------------------
                    Howard Capital Management

Item 2(b):          Address of Principal Business Office:
----------          -------------------------------------
                    45 Rockefeller Plaza
                    Suite 1440
                    New York, New York 10111

Item 2(c):          Citizenship:
----------          ------------
                    New York

Item 2(d):          Title of Class of Securities:
----------          -----------------------------
                    Common Stock

Item 2(e):          CUSIP Number:
----------          -------------
                    64115D109

Item.3:             If the reporting person is an investment adviser in
-------             accordance with ss. 240.13d-1(b)(1)(ii)(E), check this box.
                    [X]

Item 4:             Ownership:
-------             ----------
                    (a)    Amount beneficially owned: 736,775

                    (b)    Percent of class: 5.7%

                    (c)    Number of shares as to which the person has:

                           (i)   Sole power to vote or to direct the vote
                                 0.

                           (ii)  Shared power to vote or to direct the
                                 vote 284,200.

                           (iii) Sole power to dispose or to direct the
                                 disposition of 0.


                               Page 3 of 4 Pages

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                           (iv)  Shared power to dispose or to direct
                                 the disposition of 736,775.

Item 5:             Ownership of Five Percent or Less of a Class:
-------             ---------------------------------------------
                    Not Applicable.

Item 6:             Ownership of More than Five Percent on Behalf of Another
-------             --------------------------------------------------------
                    Person:
                    -------
                    Not Applicable.

Item 7:             Identification and Classification of the Subsidiary Which
-------             ---------------------------------------------------------
                    Acquired the Securities Being Reported on By the Parent
                    -------------------------------------------------------
                    Holding Company:
                    ----------------
                    Not Applicable.

Item 8:             Identification and Classification of Members of the Group:
-------             ----------------------------------------------------------
                    Not Applicable.

Item 9:             Notice of Dissolution of Group:
-------             -------------------------------
                    Not Applicable.

Item 10:            Certification:
--------            --------------
                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose of effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2000


                                        HOWARD CAPITAL MANAGEMENT

                                        By: /s/ Jonathan R. Foster
                                            ------------------------------
                                            Name:  Jonathan R. Foster
                                            Title: President


                               Page 4 of 4 Pages